Exhibit 99.1

        SECURED DIVERSIFIED INVESTMENT LTD. ANNOUNCES APPOINTMENT OF TWO
                             INDEPENDENT DIRECTORS

NEWPORT BEACH, CA- December 20, 2004 - Secured Diversified Investment, Ltd. (OTC Bulletin Board: SCDI), a diversified real estate holding and financial services company, today announced that the Board of Directors has increased the number of directors to seven and has appointed two independent directors, Ron Robinson and Bruce E. Duquette. Mr. Robinson had previously served as a Director until October 5, 2004, when he resigned. Mr. Robinson has since agreed to re-join the Board.

Mr. Duquette is a Vice President and Financial Consultant to US Bancorp Investments and Insurance and is licensed as a real estate broker and to sell securities. Mr. Duquette has substantial experience in real estate acquisition and financing.

Clifford L. Strand, President of the Company, stated, "We are extremely pleased to welcome Ron Robinson and Bruce Duquette to the Board of Directors. We are grateful that Ron Robinson has agreed to return and continue providing us his valuable insight and judgment. Bruce Duquette's experience in all aspects of real estate transactions, and his independent judgment will be very valuable to management."

ABOUT SECURED DIVERSIFIED INVESTMENT, LTD.

Secured Diversified Investment, Ltd. is a diversified real estate holding and financial services company. It is diverse in its industry segment by acquiring and owning/managing office buildings, shopping centers, hotels, apartment buildings and self storage buildings. The company intends to build a portfolio of income generating assets that will be, as a whole, less sensitive to economic downturns in any particular region of the United States or in any particular industry. Presently, the focus is on acquiring properties valued in the $5-20 million range.

For additional information please visit the company's website: www.sdiltd.net.

Note: Certain statements in this news release may contain "forward looking" information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. There can be no assurance that such forward-looking statements will be accurate and actual results and future events could differ materially from those anticipated in such statements.

For further information, please contact: Mark Taggatz of Secured Diversified Investment, Ltd., +1-760-329-4304 or email: taggatz@earthlink.net.

SOURCE Secured Diversified Investment, Ltd.